Exhibit 99.1

January 29, 2013

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2012 Earnings

PORTLAND, Ore. — January 29, 2013 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the fourth quarter of 2012 of $38.4 million, or $0.87 per diluted share, compared to net income for the fourth quarter of 2011 of $38.6 million, or $0.87 per diluted share. After-tax net capital losses were $1.1 million for the fourth quarter of 2012, compared to after-tax net capital gains of $0.7 million for the fourth quarter of 2011.

Net income excluding after-tax net capital gains and losses was $0.89 per diluted share for the fourth quarter of 2012, compared to $0.85 per diluted share for the fourth quarter of 2011 (see discussion of non-GAAP financial measures below). The increase in net income excluding after-tax net capital gains and losses for the fourth quarter of 2012 was primarily due to higher earnings in the Company’s Asset Management segment and lower group insurance commissions and bonuses due to lower group insurance sales for 2012. The increase was partially offset by a comparatively higher group insurance benefit ratio as a result of a 75 basis point lower discount rate used for newly established long term disability claim reserves, and lower group insurance premiums.

“I am pleased with our financial performance in the midst of the persisting challenges in the overall economy,” said Greg Ness, chairman, president and chief executive officer. “In 2013, we look to further improve profitability by continuing to implement our disciplined pricing actions on both new and renewal long term disability business and to effectively manage our expenses, while continuing to provide superior products and services to our customers.”

2012 Results

Net income was $138.5 million, or $3.12 per diluted share for 2012, compared to net income of $136.7 million, or $3.04 per diluted share for 2011. After-tax net capital losses were $5.4 million for 2012, compared to after-tax net capital losses of $4.5 million for 2011.

Net income excluding after-tax net capital losses was $3.24 per diluted share for 2012, compared to $3.14 per diluted share for 2011. The increase for 2012 was primarily due to higher net investment income from bond call premiums and commercial mortgage loan prepayment fee revenues, higher premiums for the Insurance Services segment, a lower effective income tax rate and higher earnings in the Company’s Asset Management segment. The increase was partially offset by a comparatively higher group insurance benefit ratio as a result of a 95 basis point lower average discount rate used for newly established long term disability claim reserves.

For 2012, the Company reported return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (“AOCI”) from equity, of 8.0%, compared to 8.1% for 2011.

2013 Guidance

For 2013, the Company expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $3.40 to $3.80, and to achieve a return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity, in the range of 8% to 9%. This guidance is affected by the following factors:

•

Premiums — In 2013, the Company will continue to implement pricing actions for both new and renewal long term disability business to address the impact of elevated claims incidence and the low interest rate environment. Given these pricing actions and the effect of the continued challenging economic environment on the employment and wage levels of its group insurance customers, the Company expects a low single digit decline in its group insurance premiums for 2013;

•

Benefit ratio — The Company expects that the 2013 annual benefit ratio for the group insurance business will be within the range of 81% to 84%. The Company expects a continued low interest rate environment to place downward pressure on the new money investment interest rate and the discount rate used for newly established long term disability claim reserves. The annual group insurance benefit ratio guidance range assumes that the low interest rate environment will persist in 2013 and as a result the discount rate may be lowered 50 to 75 basis points during 2013; and

•

Effective income tax rate — The Company expects that the 2013 effective income tax rate will be in the range of 22% to 23%. The lower effective income tax rate for 2013 is primarily the result of the Company’s previous purchases of tax-advantaged investments.

Results for any specific year may vary due to changes in the interest rate environment and other factors (see Forward-Looking Information).

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $48.0 million for the fourth quarter of 2012, compared to $53.3 million for the fourth quarter of 2011. The decrease in income before income taxes for the fourth quarter of 2012 was primarily due to a comparatively higher group insurance benefit ratio as a result of a 75 basis point lower discount rate used for newly established long term disability claim reserves, and lower group insurance premiums, partially offset by lower group insurance commissions and bonuses due to lower group insurance sales for 2012. In addition, bond call premiums and commercial mortgage loan prepayment fee revenues added $6.1 million of income before income taxes for the fourth quarter of 2012, compared to $1.7 million for the fourth quarter of 2011, offsetting the effects of lower yields on invested assets.

The Insurance Services segment reported income before income taxes of $179.8 million for 2012, compared to $201.2 million for 2011. The decrease in income before income taxes for 2012 was primarily due to a comparatively higher group insurance benefit ratio as a result of a 95 basis point lower average discount rate used for newly established long term disability claim reserves, partially offset by higher premiums for the Insurance Services segment and a lower individual disability benefit ratio. In addition, bond call premiums and commercial mortgage loan prepayment fee revenues added $13.1 million of income before income taxes for 2012, compared to $4.9 million for 2011, offsetting the effects of lower yields on invested assets.

Premiums for the Insurance Services segment decreased 1.6% to $532.1 million for the fourth quarter of 2012, compared to $540.9 million for the fourth quarter of 2011. Premiums for the Insurance Services segment increased 0.6% to $2.16 billion for 2012, compared to $2.15 billion for 2011.

Group insurance premiums for the fourth quarter of 2012 were $485.9 million, a 2.4% decrease compared to the fourth quarter of 2011. The decrease in group insurance premiums was primarily due to lower group insurance sales and persistency for 2012. Group insurance premiums increased 0.4% to $1.98 billion for 2012, compared to $1.97 billion for 2011.

Sales for the group insurance businesses, reported as annualized new premiums, were $73.4 million and $74.7 million for the fourth quarters of 2012 and 2011, respectively. Annual sales for the group insurance businesses were $245.0 million for 2012, compared to $336.4 million for 2011. The decrease in group insurance sales was primarily due to pricing competition as the Company implemented pricing actions on its long term disability business to address the impact of the elevated claims incidence and the continued low interest rate environment.

Experience rated refunds (“ERRs”) decreased group insurance premiums by $0.7 million for the fourth quarter of 2012 and increased group insurance premiums by $1.7 million for the fourth quarter of 2011. ERRs increased group insurance premiums by $4.0 million for 2012 and decreased group insurance premiums by $12.5 million for 2011. Excluding ERRs, group insurance premiums decreased 1.9% for the fourth quarter of 2012 compared to the fourth quarter of 2011 and decreased 0.4% for 2012 compared to 2011. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Individual disability insurance premiums were $46.2 million for the fourth quarter of 2012, compared to $43.3 million for the fourth quarter of 2011 and $176.6 million for 2012, compared to $172.3 million for 2011.

The discount rate used for newly established long term disability claim reserves was 4.00% for the fourth quarter of 2012, compared to 4.75% for the fourth quarter of 2011. The 75 basis point decrease in the discount rate resulted in a corresponding decrease in quarterly pre-tax income of $5.4 million. The lower discount rate for the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily the result of the continued low interest rate environment. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of $1.8 million.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 83.7% for the fourth quarter of 2012, compared to 82.8% for the fourth quarter of 2011. The increase in the group insurance benefit ratio for the fourth quarter of 2012 was primarily due to the 75 basis point decrease in the discount rate. The annual benefit ratio was 83.9% and 83.1% for 2012 and 2011, respectively. The Company expects the benefit ratio to remain elevated due to the economy and the effects of the continued low interest rate environment putting pressure on the discount rate used for newly established long term disability claim reserves. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 73.8% for the fourth quarter of 2012, compared to 70.9% for the fourth quarter of 2011. The annual benefit ratio for individual disability insurance was 65.8% for 2012, compared to 67.3% for 2011. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $16.3 million for the fourth quarter of 2012, compared to $14.0 million for the fourth quarter of 2011. The increase in income before income taxes included $1.0 million in higher administrative fee revenues due to the increase in assets under administration. Income before income taxes also increased $0.6 million for the fourth quarter of 2012 and decreased $0.4 million for the fourth quarter of 2011 as a result of the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product. In addition, bond call premiums and commercial mortgage loan prepayment fee revenues added $2.5 million of income before income taxes for the fourth quarter of 2012, compared to $2.0 million for the fourth quarter of 2011.

The Asset Management segment reported income before income taxes of $64.0 million for 2012, compared to $61.3 million for 2011.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 6.2% to $21.69 billion at December 31, 2012, compared to $20.43 billion at December 31, 2011, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $327.2 million and $237.0 million of commercial mortgage loans for the fourth quarters of 2012 and 2011, respectively. StanCorp Mortgage Investors originated $1.18 billion of commercial mortgage loans for 2012, a 17.5% increase compared to $1.01 billion of commercial mortgage originated for 2011. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $12.5 million for the fourth quarter of 2012, compared to $15.8 million for the fourth quarter of 2011.

Net capital losses for the fourth quarter of 2012 were $1.9 million, compared to net capital gains of $1.0 million for the fourth quarter of 2011. Pre-tax losses excluding net capital gains and losses for the fourth quarter of 2012 were $10.6 million, compared to $16.8 million for the fourth quarter of 2011. The lower pre-tax losses were primarily due to higher net investment income and lower operating expenses.

Net investment income for the fourth quarter of 2012 was $3.5 million, compared to $1.0 million for the fourth quarter of 2011 primarily due to higher invested assets allocated to the Other category. Operating expenses in the Other category included project costs for information technology service changes of $2.7 million for the fourth quarter of 2011 that did not recur in 2012.

The Other category reported a loss before income taxes of $60.4 million for 2012, compared to $71.0 million for 2011. Net capital losses for 2012 were $8.7 million, compared to $6.9 million for 2011. Pre-tax losses excluding net capital losses for 2012 were $51.7 million, compared to $64.1 million for 2011. The lower pre-tax losses were primarily due to lower operating expenses.

Operating expenses in the Other category included project costs for information technology service changes of $11.0 million for 2011 that did not recur in 2012.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2012, the Company’s investment portfolio consisted of 56.5% fixed maturity securities, 41.4% commercial mortgage loans, and 2.1% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at December 31, 2012.

At December 31, 2012, commercial mortgage loans in the Company’s investment portfolio totaled $5.27 billion on more than 6,320 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.40% and 0.34% of the portfolio balance at December 31, 2012 and 2011, respectively.

Capital and Book Value

The Company’s available capital increased $30 million to approximately $360 million at December 31, 2012 compared to September 30, 2012. The increase in available capital was primarily due to income from its insurance subsidiaries for the fourth quarter of 2012. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and shareholder dividends. The RBC ratio was estimated to be 365% at December 31, 2012.

The Company’s book value per share grew 8.6% from $44.96 at December 31, 2011, to $48.83 at December 31, 2012. The Company’s book value per share excluding AOCI grew 5.6% from $39.65 at December 31, 2011, to $41.87 at December 31, 2012. During the fourth quarter of 2012, the Company paid an annual dividend of $0.93 per share.

Shares Outstanding

The Company did not repurchase any shares during the fourth quarter of 2012. For 2012, the Company repurchased 279,700 shares at a total cost of $10.0 million, which resulted in a volume weighted-average price of $35.68. On November 13, 2012, the Board of Directors of StanCorp Financial Group, Inc. approved a new share repurchase authorization of up to 3.0 million shares of the Company’s common stock. The new share authorization replaced the existing share repurchase authorization and will expire on December 31, 2014. At December 31, 2012, the Company had 3.0 million shares remaining under its repurchase authorization. The Company will evaluate share repurchases opportunistically based on the consistency of capital generation and its view of equity market valuation. Diluted weighted-average shares outstanding for the fourth quarters of 2012 and 2011 were 44,387,650 and 44,278,707, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 30, 2013, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 22, 2013.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 405831. The replay will be available through February 8, 2013.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2011 Form 10-K, as modified by the Current Report on Form 8-K dated July 18, 2012, and the third quarter 2012 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, and investment income.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except share data)

	Three Months Ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Premiums:
Insurance Services	$532.1	$540.9	$2,157.2	$2,145.3
Asset Management	1.7	1.8	6.7	8.0

Total premiums	533.8	542.7	2,163.9	2,153.3

Administrative fees:
Insurance Services	3.5	3.7	13.9	12.3
Asset Management	29.7	28.7	118.8	119.9
Other	(4.7)	(4.3)	(18.0)	(16.7)

Total administrative fees	28.5	28.1	114.7	115.5

Net investment income:
Insurance Services	85.5	85.7	339.7	341.3
Asset Management	68.6	69.2	278.6	262.7
Other	3.5	1.0	10.2	8.8

Total net investment income	157.6	155.9	628.5	612.8

Net capital (losses) gains:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	—	(0.1)	(3.2)	(1.8)
All other net capital (losses) gains	(1.9)	1.1	(5.5)	(5.1)

Total net capital (losses) gains	(1.9)	1.0	(8.7)	(6.9)

Total revenues	718.0	727.7	2,898.4	2,874.7

Benefits and expenses:
Benefits to policyholders	444.7	446.5	1,793.0	1,771.2
Interest credited	41.0	43.9	171.3	161.0
Operating expenses	114.6	114.1	470.5	471.2
Commissions and bonuses	47.4	52.6	203.7	218.7
Premium taxes	8.9	9.3	37.5	36.7
Interest expense	8.6	9.7	39.9	38.9
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	1.0	0.1	(0.9)	(14.5)

Total benefits and expenses	666.2	676.2	2,715.0	2,683.2

Income (loss) before income taxes:
Insurance Services	48.0	53.3	179.8	201.2
Asset Management	16.3	14.0	64.0	61.3
Other	(12.5)	(15.8)	(60.4)	(71.0)

Total income before income taxes	51.8	51.5	183.4	191.5
Income taxes	13.4	12.9	44.9	54.8

Net income	$38.4	$38.6	$138.5	$136.7

Net income per common share:
Basic	$0.87	$0.87	$3.13	$3.05
Diluted	0.87	0.87	3.12	3.04
Weighted-average common shares outstanding:
Basic	44,344,307	44,205,832	44,283,771	44,876,650
Diluted	44,387,650	44,278,707	44,359,891	45,016,070

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,	December 31,
	2012	2011
ASSETS
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,517.7 and $6,209.9)	$7,190.7	$6,769.5
Commercial mortgage loans, net	5,267.4	4,902.3
Real estate, net	95.5	92.7
Other invested assets	175.5	130.9

Total investments	12,729.1	11,895.4
Cash and cash equivalents	160.7	138.4
Premiums and other receivables	123.0	118.8
Accrued investment income	109.3	111.7
Amounts recoverable from reinsurers	972.4	949.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	346.5	344.9
Goodwill	36.0	36.0
Property and equipment, net	90.7	101.3
Other assets	69.3	113.9
Separate account assets	5,154.3	4,593.5

Total assets	$19,791.3	$18,403.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Future policy benefits and claims	$5,843.2	$5,683.6
Other policyholder funds	5,531.1	5,078.1
Deferred tax liabilities, net	148.1	103.0
Short-term debt	1.0	251.2
Long-term debt	551.4	300.9
Other liabilities	393.2	402.5
Separate account liabilities	5,154.3	4,593.5

Total liabilities	17,622.3	16,412.8

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,419,448 and 44,268,859 shares issued at December 31, 2012 and December 31, 2011, respectively	89.6	82.4
Accumulated other comprehensive income	309.3	235.1
Retained earnings	1,770.1	1,672.9

Total shareholders’ equity	2,169.0	1,990.4

Total liabilities and shareholders’ equity	$19,791.3	$18,403.2

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA AT OR FOR THE PERIODS INDICATED

(Dollars in millions)

	Three Months Ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	72.4%	71.8%	72.9%	72.1%
Individual Disability Insurance	57.1	54.3	50.4	51.4
Insurance Services segment (including interest credited)	70.9	70.2	70.8	70.3
% of total premiums:
Group Insurance (including interest credited)	83.7%	82.8%	83.9%	83.1%
Individual Disability Insurance	73.8	70.9	65.8	67.3
Insurance Services segment (including interest credited)	82.8	81.8	82.4	81.8

Reconciliation of non-GAAP financial measures:
Net income	$38.4	$38.6	$138.5	$136.7
After-tax net capital (losses) gains	(1.1)	0.7	(5.4)	(4.5)

Net income excluding after-tax net capital (losses) gains	$39.5	$37.9	$143.9	$141.2

Net capital (losses) gains	$(1.9)	$1.0	$(8.7)	$(6.9)
Tax (benefit) expense on net capital (losses) gains	(0.8)	0.3	(3.3)	(2.4)

After-tax net capital (losses) gains	$(1.1)	$0.7	$(5.4)	$(4.5)

Diluted earnings per common share:
Net income	$0.87	$0.87	$3.12	$3.04
After-tax net capital (losses) gains	(0.02)	0.02	(0.12)	(0.10)

Net income excluding after-tax net capital (losses) gains	$0.89	$0.85	$3.24	$3.14

Shareholders’ equity			$2,169.0	$1,990.4
Accumulated other comprehensive income			309.3	235.1

Shareholders’ equity excluding accumulated other comprehensive income			$1,859.7	$1,755.3

Net income return on average equity			6.7%	7.0%
Net income return on average equity (excluding accumulated other comprehensive income)			7.7	7.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			8.0	8.1

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$32.7	$40.7	$182.3	$185.1
Net gain from operations after federal income taxes and before realized capital gains (losses)	22.8	44.4	138.8	143.1

			December 31, 2012	December 31, 2011
Capital and surplus			$1,260.6	$1,193.1
Asset valuation reserve			117.5	107.2